Huntington, W. Va. – February   9, 2012

Energy Services of America Corporation announces results for the three months  ended  December  31, 2011.

 Energy Services of America (Amex: ESA) announced today that for  the  three months ended December 31, 2011 it had  a net income  of $1,133,422 or $0.08 per share.  This compares to a loss of ($54,553) for the three months ended December 31, 2010.   EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter ended December 31, 2011 totaled $3,862,333 compared to an EBITDA  of $1,866,680 for the same quarter of 2010.   Per share information for the quarter ended December 31, 2011 reflects the completion of the warrant exchange where basic shares outstanding were 14,446,836 compared to 12,092,307 for the quarter ended December 31, 2010.

Marshall T. Reynolds, Chairman, noted he was pleased with the performance for the quarter.  “The first two quarters of our fiscal year are normally slow so we are pleased that we finished this quarter in such a positive manner.    Also, we continue to be encouraged about the prospects for 2012.  Our Backlog at December 31, 2011 was $129.9 million compared to $41.4 million at the end of December of 2010.  With the first quarter’s performance, the backlog level and the volume of work available to bid on, we are very encouraged about our prospects for 2012.   While our success at winning the contracts always determines the revenue we ultimately will generate, with the increased volume of work available, we are very  optimistic  about our prospects for 2012. ”

Edsel R. Burns, President of ESA, shared Mr. Reynolds’ thoughts.  “We  feel  very good about the company’s current position.    The Company continues to focus on improving operating efficiencies  and  those efforts coupled with the anticipated strong demand  for our services in 2012 should result  in  successful  performance.  Having  survived  the difficulties of the  economic environment over the last couple of years, we feel the Company is well positioned to  perform well into the future.”  Key information at December  31, 2011 and for the three months ended  December 31, 2011 is as follows:

Energy Services of America Corporation
Key Financial Information
	Three Months
	Ended	Ended
	December 31,	December 31,
	2011	2010

Revenues	$49,550,437	$33,955,121

Net Income (loss)	$1,133,422	$(54,553)

Earnings (loss) Per Share- Basic	$0.078	$(0.005)

Earnings (loss) Per Share-Diluted	$0.078	$(0.005)

Other Information at December 31, 2011:
Shares Outstanding	14,446,836
Total Assets	$116,274,021
Total Liabilities	$60,206,949
Total Equity	$56,067,072
Stated Book Value per share	$3.88
Backlog December 31, 2011	$129,900,000

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Media Contact:  Larry Blount, CFO,  304-399-6316